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Exhibit 10.6.1

AMENDMENT TO EMPLOYMENT AGREEMENT

        THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made and entered into as of February 24, 2008 (the "Effective Date"), by and between CYDEX PHARMACEUTICALS, INC., a Delaware corporation (the "Company") and John M. Siebert ("Employee").

RECITALS

        A.    The Company retains the services of Employee pursuant to that certain Employment Agreement, dated June 21, 2006 (the "Employment Agreement").

        B.    Employee is also a party to that certain Severance Compensation Agreement between the Company and Employee, dated January 1, 2004 (as may be amended from time to time) (the "Severance Agreement").

        C.    The Employment Agreement provides for the payment of severance benefits in the event that Employee's employment is terminated without Cause (as defined in the Employment Agreement). The Severance Agreement provides for payment of severance benefits in the event that Employee's employment is terminated without Cause (as defined in the Severance Agreement) or Employee terminates employment for Good Reason (as defined in the Severance Agreement) in connection with a Change in Control of the Company (as defined in the Severance Agreement).

        D.    The Company and Employee wish to amend the Employment Agreement: (i) to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and (ii) clarify that Employee will not receive severance benefits under the Employment Agreement should Employee also receive severance benefits under the Severance Agreement.

AGREEMENT

        Paragraph 10(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

          a)    Termination by Death or Disability.    Subject to applicable state or federal law, in the event Employee shall die during the period of his employment hereunder, or become permanently disabled as evidenced by notice to the Company and Employee's inability to carry out his job responsibilities for a continuous period of more than three (3) months as a result of any medically determinable physical or mental impairment certified by a physician, selected by Employee and reasonably acceptable to the Company, Employee's employment and the Company's obligation to make payments hereunder shall cease upon such termination of employment, except the Company shall pay Employee any salary earned but unpaid prior to termination, any benefits accrued prior to termination, all accrued but unused personal time and sick leave, and any business expenses referred to in paragraph 8(b) that were incurred but not reimbursed as of the date of termination. Upon a permanent disability resulting in a "separation from service" with the Company within the meaning of Treas. Reg. Section 1.409A-1(h), the Company shall provide term life insurance for a period of up to five (5) years with a benefit of $1 million with the beneficiary to be designated by Employee; provided that, the premium for such policy is not more than ten thousand dollars ($10,000) per year.

        Paragraph 10(d) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

          d)    Termination by the Company without Cause.    The Company will have the right to terminate Employee's employment with Company at any time without Cause. In the event Employee's employment is terminated without Cause and such termination is a "separation from service" with the Company within the meaning of Treas. Reg. Section 1.409A-1(h) during the term of this Agreement, and upon the execution of a release by Employee in the form attached hereto as Exhibit C ("Release"), and upon the written acknowledgement of his continuing obligations under paragraph 9 hereof and the Nondisclosure Agreement, Employee shall be entitled to receive the equivalent of twelve (12) months of his base salary as in effect immediately prior to the date of such "separation from service," paid on the same basis and at the same time as previously paid.

        Paragraph 10(e) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

          e)     Compliance with Internal Revenue Code Section 409A.    If Employee is a "specified employee" of the Company or any affiliate thereof (or any successor entity thereto) within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code") on the date of any "separation from service" with the Company within the meaning of Treas. Reg. Section 1.409A-1(h), then (i) any term life insurance premiums to be paid by the Company pursuant to paragraph 10(a) (the "Life Insurance Premiums") shall not be paid by the Company (and Employee shall make his own provision to pay such premiums) until the earlier of: (x) the date that is six (6) months after the date of such "separation from service," or (y) the date of Employee's death (such date, the "Delayed Life Insurance Premium Payment Date"), and the Company (or the successor entity thereto, as applicable) shall (A) pay to Employee a lump sum amount equal to the sum of the Life Insurance Premiums that otherwise would have been paid on Employee's behalf on or before the Delayed Life Insurance Premium Payment Date, without any adjustment on account of such delay, and (B) continue the Life Insurance Premiums in accordance with the balance of any remaining period required by paragraph 10(a); and (ii) any severance payments pursuant to paragraph 10(d) (the "Severance Payments") shall be delayed until the earlier of: (x) the date that is six (6) months after the date of such "separation from service," or (y) the date of Employee's death (such date, the "Delayed Payment Date"), and the Company (or the successor entity thereto, as applicable) shall (A) pay to Employee a lump sum amount equal to the sum of the Severance Payments that otherwise would have been paid to Employee on or before the Delayed Payment Date, without any adjustment on account of such delay, and (B) continue the Severance Payments in accordance with any applicable payment schedule set forth for the balance of the period specified in paragraph 10(d).

        A new paragraph 10(f) of the Employment Agreement is hereby added, to read in its entirety as follows:

          f)     No Duplication of Benefits.    In the event that Employee receives severance benefits in connection with the termination of Employee's employment pursuant to that certain Severance Compensation Agreement between the Company and Employee, dated January 1, 2004 (as may be amended from time to time), Employee will not be entitled to receive any severance payments pursuant to paragraph 10(d).

        IN WITNESS WHEREOF, the Company and Employee have executed this Amendment on the dates set forth below, to be effective immediately as of the Effective Date.

CYDEX PHARMACEUTICALS, INC.

/s/ Allen K. Roberson
By:	Allen K. Roberson
Its:	Chief Financial Officer
Date:	February 26, 2008
JOHN M. SIEBERT
/s/ John M. Siebert
Date:	February 24, 2008

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  Exhibit 10.6.1
AMENDMENT TO EMPLOYMENT AGREEMENT
RECITALS
AGREEMENT